Exhibit 99.1

News Release

Contact: Mike Majors	• 3700 S. Stonebridge Drive	• NYSE Symbol: TMK
972-569-3627	McKinney, Texas 75070

TORCHMARK CORPORATION REPORTS

SECOND QUARTER 2011 RESULTS

McKinney, TX, July 27 2011—Torchmark Corporation (NYSE: TMK) reported today that for the quarter ended June 30, 2011, net income was $1.32 per share, compared with $1.02 per share for the year-ago quarter. Net operating income for the quarter was $1.14 per share, a 8% increase compared with $1.06 per share for the year-ago quarter.

Note: All share and per share information has been adjusted to reflect the three-for-two stock split that was effective on July 1, 2011.

Reconciliations between net income and net operating income are shown in the Financial Summary below.

FINANCIAL SUMMARY

Net operating income, a non-GAAP financial measure, has long been consistently used by Torchmark’s management to evaluate the operating performance of the Company, and is a measure commonly used in the life insurance industry. It differs from net income primarily because it excludes certain non-operating items such as realized investment gains and losses and nonrecurring items which are included in net income. Management believes that an analysis of net operating income is important in understanding the profitability and operating trends of the Company’s business.

	Financial Summary (dollars in millions, except per share data)
	Per Share Quarter Ended June 30,		%	Quarter Ended June 30,		%
	2011	2010	Chg.	2011	2010	Chg.
Insurance underwriting income*	$1.11	$0.96	16	$125.3	$119.0	5
Excess investment income*	0.65	0.60	8	73.9	74.4	(1)
Parent company expense	(0.02)	(0.02)		(2.4)	(2.6)
Income tax	(0.58)	(0.52)	12	(65.3)	(64.4)	1
Stock option expense, net of tax	(0.02)	(0.02)		(2.6)	(2.1)

Net operating income from continuing operations	$1.14	$1.00	14	$128.9	$124.3	4
Net operating income from discontinued operations	0.00	0.05		0.0	6.5

Net operating income from all operations	$1.14	$1.06	8	$128.9	$130.8	(1)

Reconciling items, net of tax:
Realized gains (losses) on investments - continuing operations	0.19	(0.03)		21.0	(3.3)
Realized losses on investments - discontinued operations	0.00	0.00		0.0	(0.3)
Medicare Part D adjustment	(0.01)	(0.01)		(1.2)	(1.2)
State administrative settlement	0.00	0.00		0.2	0.0

Net income	$1.32	$1.02		$148.9	$126.0

Weighted average diluted shares outstanding (000)	112,831	123,905

*	See definitions in the following sections and in the Torchmark 2010 SEC Form 10-K.

Note: Tables in this news release may not foot due to rounding.

INSURANCE OPERATIONS – comparing the second quarter 2011 with second quarter 2010:

Life insurance accounted for 76% of the Company’s insurance underwriting margin for the quarter and 65% of total premium revenue.

Health insurance, excluding Medicare Part D, accounted for 21% of Torchmark’s insurance underwriting margin for the quarter and 28% of total premium revenue. Medicare Part D accounted for 3% of insurance underwriting margin and 7% of total premium revenue.

Net sales of life insurance decreased 4%, while health sales, excluding Medicare Part D, fell 15%.

Insurance Premium Revenue

	Insurance Premium Revenue from Continuing Operations (dollars in millions)
	Quarter Ended June 30, 2011	Quarter Ended June 30, 2010	% Chg.
Life insurance	$433.6	$417.3	4
Health insurance – excluding Medicare Part D	185.4	198.6	(7)
Health – Medicare Part D	48.9	52.9	(8)
Annuity	0.2	0.1

Total	$668.0	$669.0	—

Insurance Underwriting Income

Insurance underwriting margin is management’s measure of profitability of its life, health and annuity segments’ underwriting performance, and consists of premiums less policy obligations, commissions and other acquisition expenses.

Insurance underwriting income is the sum of the insurance underwriting margins of the life, health and annuity segments, plus other income, less insurance administrative expenses. It excludes the investment segment, parent company expense and income taxes.

	Insurance Underwriting Income from Continuing Operations (dollars in millions, except per share data)
	Quarter Ended June 30, 2011	% of Premium	Quarter Ended June 30, 2010	% of Premium	% Chg.
Insurance underwriting margins:
Life	$124.7	29	$113.9	27	10
Health	34.0	18	38.2	19	(11)
Health – Medicare Part D	5.4	11	5.1	10	6
Annuity	0.6		0.2

	164.8		157.5
Other income	0.7		1.0
Administrative expenses	(40.2)		(39.4)		2

Insurance underwriting income	$125.3		$119.0		5
Per share	$1.11		$0.96

Insurance Results by Distribution Channels

Total premium, underwriting margins, first-year collected premium and net sales by all distribution channels are shown at www.torchmarkcorp.com on the Investor Relations page at Financial Reports.

American Income Agency was Torchmark’s leading contributor to total underwriting margin ($59 million), on premium revenue of $171 million. Life premiums of $151 million were up 8% and life insurance underwriting margin of $51 million was up 11%. As a percentage of life premium, life underwriting margin was 34%, up from 33% and the highest of the major life distribution channels at Torchmark. The producing agent count was 4,332, up 3% from a year ago, and up 7% during the quarter. Net life sales were $36 million, down 2%.

Direct Response was Torchmark’s second leading contributor to total underwriting margin ($40 million), on premium revenue of $165 million. Life premiums of $151 million were up 5%, and the life underwriting margin of $38 million, was up 1%. As a percentage of life premium, life underwriting margin was 25%, down from 26%. Net life sales were $37 million, down 2%.

LNL Agency (which now includes UA Branch Office Agency) was Torchmark’s third leading contributor to total underwriting margin ($27 million), on premium revenue of $146 million. Life premiums of $73 million were down 2% and life underwriting margin of $18 million was up 29%. As a percentage of life premium, life underwriting margin was 25%, up from 19%.

LNL Agency was Torchmark’s second leading contributor to health underwriting margin ($9 million), on health premium of $74 million. Health underwriting margin as a percentage of premium was 13%, down from 15%.

The LNL Agency producing agent count was 1,792, down 20% from a year ago, and down 3% during the quarter. Net life sales for the LNL Agency were $10 million, down 18% from a year ago.

UA Independent Agency was Torchmark’s leading contributor to health underwriting margin ($14 million), on health premium of $78 million. Health underwriting margin as a percentage of premium was 18%, down from 19%. Net health sales were $5 million, down 26%.

Medicare Part D Prescription Drug Plan is distributed by Direct Response and the UA agencies. Second quarter premium revenue was $49 million, down 8%. Underwriting margin for second quarter 2011 was $5 million, up 6%.

For GAAP reporting, Medicare Part D premiums are recognized evenly throughout the year when they become due, and benefit costs are recognized when the costs are incurred. Due to the design of the product, premiums are evenly distributed throughout the year, but benefit costs are much higher earlier in the year. As a result, under GAAP, benefit costs can exceed premiums in the first part of the year but be less than premiums during the remainder of the year. For net operating income purposes, Torchmark defers excess benefits incurred in earlier interim periods to later periods in order to more closely match the benefit cost with the associated revenue. For the full year, the total premiums and benefits will be the same under this alternative method as they are under GAAP. The Company reports this difference between GAAP and management’s non-GAAP disclosures, net of tax, as a reconciling item for the interim periods in the Financial Summary shown on page 1 of this release. A chart reconciling the Company’s non-GAAP financial presentation to a GAAP presentation may be viewed on the Company’s website at www.torchmarkcorp.com on the Investor Relations page at Financial Reports.

Administrative Expenses were $40 million, up 2% from the year-ago quarter.

INVESTMENTS

Excess Investment Income – comparing the second quarter 2011 with the second quarter 2010:

Management uses excess investment income as the measure to evaluate the performance of the investment segment. It is net investment income reduced by required interest. Required interest includes interest on net policy liabilities and interest on debt.

	Quarter Ended June 30, (dollars in millions, except per share data)
	2011	2010	% Chg.

Net investment income from continuing operations	$176.8	$170.5	4

Required interest:
Interest on net policy liabilities	(83.5)	(77.4)	8
Interest on debt	(19.3)	(18.7)	3

Total required interest	(102.9)	(96.2)	7

Excess investment income from continuing operations	$73.9	$74.4	(1)
Per share	$0.65	$0.60	8

Net investment income was up 4%, in line with the 5% increase in average invested assets. Required interest on net policy liabilities increased 8%, in line with the 7% increase in related liabilities.

Investment Portfolio

The composition of the investment portfolio at June 30, 2011 is as follows:

	Invested Assets (dollars in millions)
	$	% of Total
Fixed maturities (at amortized cost)	$10,719	96%
Equities	15	0%
Mortgage loans	1	0%
Investment real estate	2	0%
Policy loans	387	3%
Other long-term investments	25	0%
Short-term investments	20	0%

Total	$11,169	100%

Fixed maturities at amortized cost by asset class are as follows:

	Fixed Maturities (dollars in millions)
	Investment Grade	Below Investment Grade	Total
Corporate bonds	$7,715	$375	$8,090
Redeemable preferred stock:
U.S.	830	288	1,118
Foreign	85	0	85
Municipal	1,222	0	1,222
Government-sponsored enterprises	60	0	60
Government and agencies	37	0	37
Collateralized debt obligations	0	58	58
Residential mortgage-backed securities	15	0	15
Other asset-backed securities	34	0	34

Total	$9,998	$721	$10,719

The market value of Torchmark’s fixed maturity portfolio was $11.0 billion; $306 million higher than amortized cost of $10.7 billion. The $306 million net unrealized gains compares to $156 million at March 31, 2011. Gross unrealized gains and losses were $545 million and $239 million, respectively.

The investment portfolio contains no securities backed by sub-prime mortgages. Torchmark has no counterparty risk as it is not a party to any credit default swaps or other derivatives contracts and does not participate in securities lending.

At amortized cost, 93% of fixed maturities (94% at market value) were rated “investment grade.”

The fixed maturity portfolio earned an annual effective yield of 6.56% during the second quarter of 2011, compared to 6.74% in the year ago quarter. The decrease is due primarily to lower new money yields.

Acquisitions of fixed maturity investments during the quarter totaled $432 million at cost. Comparable information for acquisitions of fixed maturity investments is as follows:

	Quarter Ended June 30,
	2011	2010

Average annual effective yield	5.8%	6.3%
Average rating	A-	BBB+
Average life (in years) to:
First call	26.8	25.1
Maturity	28.0	26.8

Realized Capital Gains on Investments – during the quarter ended June 30, 2011:

Torchmark had a net realized capital gain of $31.3 million ($21.0 million after tax) resulting primarily from dispositions of fixed maturities that had previously been written down. Year-to-date, the Company has had net capital gains of $8.5 million ($5.6 million after tax).

SHARE REPURCHASE – during the quarter ended June 30, 2011:

During the quarter, the Company repurchased 9.6 million shares of Torchmark Corporation common stock at a total cost of $415.4 million at an average price per share of $43.40.

LIQUIDITY/CAPITAL:

Torchmark’s operations consist primarily of writing basic protection life and supplemental health insurance policies which generate strong and stable cash flows. Capital at the insurance companies continues to be more than sufficient to support current operations. In addition, the parent company had $87 million of liquid assets at June 30, 2011.

EARNINGS GUIDANCE FOR THE YEAR ENDING DECEMBER 31, 2011:

Torchmark projects that for the year ending December 31, 2011, net operating income per share will range from $4.60 to $4.73.

OTHER FINANCIAL INFORMATION:

More detailed financial information including various GAAP and Non-GAAP ratios and financial measurements are located at www.torchmarkcorp.com on the Investor Relations page under “Financial Reports and Other Financial Information.”

CAUTION REGARDING FORWARD-LOOKING STATEMENTS:

This press release may contain forward-looking statements within the meaning of the federal securities laws. These prospective statements reflect management’s current expectations, but are not guarantees of future performance. Accordingly, please refer to Torchmark’s cautionary statement regarding forward-looking statements, and the business environment in which the Company operates, contained in the Company’s Form 10-K for the year ended December 31, 2010, and any subsequent Forms 10-Q on file with the Securities and Exchange Commission and on the Company’s website at www.torchmarkcorp.com on the Investor Relations page. Torchmark specifically disclaims any obligation to update or revise any forward-looking statement because of new information, future developments or otherwise.

EARNINGS RELEASE CONFERENCE CALL WEBCAST:

Torchmark will provide a live audio webcast of its second quarter 2011 earnings release conference call with financial analysts at 12:00 p.m. (Eastern) tomorrow, July 28, 2011. Access to the live webcast and replay will be available at www.torchmarkcorp.com on the Investor Relations page, at the Conference Calls on the Web icon. Immediately following this press release, supplemental financial reports will be available before the conference call on the Investor Relations page menu of the Torchmark website at “Financial Reports and Other Financial Information.”

For additional information contact:	Mike Majors
Vice President, Investor Relations
Torchmark Corporation
3700 South Stonebridge Dr.
P. O. Box 8080
McKinney, Texas 75070-8080
Phone: 972/569-3627
tmkir@torchmarkcorp.com
Website: www.torchmarkcorp.com